Integra LifeSciences Announces CEO Succession Plan

Peter Arduini to serve as President and CEO through the end of 2021
Candidate search launched to identify successor

PRINCETON, New Jersey, June 24, 2021 -- Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today announced that Peter Arduini will step down as Chief Executive Officer at the end of 2021 to accept the role of President and Chief Executive Officer of GE Healthcare.

“On behalf of our entire organization, I want to thank Pete for his inspirational leadership and dedication over the past eleven years. Pete has been instrumental in transforming and shaping Integra into the company it is today - a mission-driven organization positively impacting the lives of millions of patients annually,” said Stuart Essig, Chairman of Integra’s Board of Directors.

“Today, Integra is a large and focused company with a strong executive leadership team, highly differentiated products, industry-leading margins, a compelling growth trajectory, and a clear path to sustained shareholder value creation. Pete’s tenure has been exciting and rewarding, and his personal decision comes at a time when Integra is experiencing great momentum and is extremely well-positioned strategically, operationally, and financially. On behalf of the Board, leadership team, and our 3,700 employees globally, we wish Pete all the best in his next endeavor. We are committed to identifying a highly-qualified successor exemplifying our company values who will lead Integra in its next phase of expansion and profitable growth,” concluded Essig.

The Board of Directors has initiated a formal search for a new President and Chief Executive Officer and has appointed a special committee to direct the search and transition process, with the assistance of a leading executive search firm, Heidrick & Struggles, Inc. The process, which the Board expects to conclude this year, will include internal and external candidates. Arduini will remain President and CEO through December 31, 2021 or until a new President and CEO has been named and will ensure that a smooth and seamless transition of responsibilities takes place.

“It has been a privilege and honor to serve as Integra’s President and CEO since 2012 and to work alongside this talented and passionate team. Together, we have accomplished much, including global leadership in neurosurgery with some of the most recognized brands in plastic and reconstructive surgery, and an innovative pipeline to accelerate future growth,” said Peter Arduini, Integra's President and Chief Executive Officer. “I want to personally thank Stuart and the Board for their invaluable guidance and unwavering partnership over the years, as well as our colleagues, customers, and shareholders for their trust and support. The future is bright for Integra, and I look forward to the many successes this organization will achieve in the years to come.”

About Integra LifeSciences
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, Gentrix®, ICP Express®, Integra®, MatriStem® UBM, MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Investor Relations:
Michael Beaulieu
(609) 529-4812
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

2